June 23, 1989


Mr. Kim A. Wehrenberg
538 Braemar Ave.
Naperville, IL 60540

Dear Mr. Wehrenberg:

Pursuant to authorization of its Board of Directors (the
"Board"), this letter will set forth certain of the terms and conditions of termination of your employment with Federal after a "change of control," as defined below.

1.    Change of Control and Termination

      1.1    (a)    In the event that a "change of control" (as
hereinafter defined) of Federal occurs while you are employed by Federal, you may at your option terminate this agreement at any time during the one year following such change of control by giving thirty days prior written notice of termination to Federal. Upon such termination, Federal shall be obligated to pay to you or your designated beneficiary (if you are deceased), immediately in one lump sum an amount equal to your average annualized W-2 compensation for the five most recent taxable years ending before the date on which the change of control occurs (or such portion of such period which you worked for Federal), multiplied by three and then reduced by $1.00. In the event of termination by you under this paragraph 1.1, you shall also be entitled to receive all payments and compensation under any other compensation or employee benefit plans of Federal.

             (b) A "change of control" shall mean (i) the filing with the Securities and Exchange Commission by any person or "group" of a report disclosing beneficial ownership by such person or group of shares of stock entitled to cast more than 40% of the votes in the election of directors, or (ii) the election of any person or persons as a director or directors at a meeting of Federal's stockholders at which proxies solicited on behalf of Federal's Board or management were not voted in favor of the election of such person or persons, or (iii) the occurrence of any other event which would require an affirmative response to
Item 6(e) of Schedule 14A (the Proxy Statement Disclosure Rules) as now in effect, regarding a change of control. The date of a change of control specified in clause (iii) shall be the date Federal is first advised by its counsel or counsel specified in the next sentence that an event of the type specified in clause
(iii) has occurred. Any dispute as to whether an event specified in clause (iii) of the preceding sentence has occurred shall be conclusively resolved by an opinion of independent counsel selected by the Chairman of the Securities Law Committee of the Chicago Bar Association, which may be requested by you or Federal at any time.

      1.2 In no event shall any termination of your employ-ment under any provision of this agreement relieve you from complying fully with your agreements set forth in paragraph 2.1 and 2.2 hereof.

2.    Non-competition and Trade Secrets Agreements

      2.1 During the term of your employment and for a period of thirty-six months following termination of employment for any reason, or following expiration of the term hereof, you agree that you will not directly or indirectly act as an officer, director, consultant, employee or principal for any entity which is competitive with Federal. An entity is deemed competitive with Federal if it is engaged in a line of business in which Federal has derived at least 10% of its revenues during the two years prior to termination of employment in the same geographic area in which Federal conducts such business.

      2.2 You further covenant that at no time following such termination of employment will you, without prior written consent of Federal, divulge to anyone any trade secret or confidential corporate information concerning Federal or otherwise use any such information to the detriment of Federal.

      2.3 Paragraph 2.1 shall not prohibit you from invest-ing in any securities of any corporation which is competitive with Federal whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market if you shall own less than 3% of the outstanding voting stock of such corporation.

3.    General Provisions

      3.1 In the event you shall inquire, by writing notice to Federal, whether any proposed action on your part would be considered by Federal to be prohibited by or in breach of the terms hereof, Federal shall have forty-five days after the giving of such notice, to express in writing to you its position with respect thereto, and in the event such writing shall not be given to you, such proposed action (as set forth in your notice to Federal) shall not be a violation of or in breach of the terms hereof.

      3.2. The term "designated beneficiary" as used in this agreement shall mean such person or persons as you designate to receive payments hereunder in the latest written notice received by the Company from you which specifies a person or persons as a designated beneficiary hereunder and in the absence of such written notice shall mean your estate. Federal may conclusively rely on any written notice specifying or changing a designated beneficiary which it believes to be authentic.

      3.3. Except as context otherwise requires, reference herein to Federal shall include its subsidiaries and references to the Board shall include committees thereof to the extent that any applicable powers of the Board are or shall be delegated to any such committees.

      3.4 The terms and conditions hereof shall constitute the entire agreement between the parties and shall supersede all prior written or oral understandings between you and Federal concerning the subject matter hereof. The agreement may not be amended or altered except in writing signed by the parties and approved by a resolution of the Board. Neither party may assign its rights hereunder without the written consent of the other.

      3.5 All notices required or permitted to be given pursuant to this agreement shall be given in writing, if to you, then at the address set forth at the beginning hereof or at such other address as you may specify in writing to Federal; and, if to Federal, then to the President of Federal at Federal's corporate office. All notices shall be deemed to have been given when delivered in person or, if mailed, 48 hours after depositing same in the United States mail, properly addressed, and postage prepaid.

      3.6 In the event that you or your designated benefi-ciary shall be required to commence litigation to enforce your rights under this agreement or otherwise your rights under this agreement shall ever be involved in any litigation, the Company shall indemnify you or your designated beneficiary against all costs and expenses (including attorneys fees) reasonably incurred by you in connection with such litigation except to the extent that it is determined by the court in such litigation that you are not entitled to such indemnification because you breached your obligations hereunder. The Company shall, prior to the outcome or settlement of such litigation, advance funds to you or your designated beneficiary as you or your designated beneficiary request for the purpose of paying your reasonable legal fees and expenses pending the outcome or settlement of such litigation provided that, as a condition of such advances, you or your designated beneficiary execute a written undertaking agreeing to return to the Company all amounts so advanced together with 12% per annum interest thereon if it is determined by the court that you are not entitled to indemnification under this paragraph 3.6.

                                    Very truly yours,

                                    FEDERAL SIGNAL CORPORATION


                                    By Thomas N. McGowen, Jr.
                                       Chairman of the
                                       Executive Committee

Acceptance:

The foregoing terms and
conditions are accepted and
agreed to effective this 26th
day of June, 1989


Kim A. Wehrenberg